Exhibit 9

CONFIDENTIAL

December 21, 2012

ShangPharma Holdings Limited

c/o Maples Corporate Services Limited

PO Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Ladies and Gentlemen:

Each fund set forth in the first column on Annex 1 (each, a “Fund”) is pleased to offer this commitment with respect to the purchase of certain equity interests of ShangPharma Holdings Limited (“Holdings”). Holdings has been formed for purposes of acquiring ShangPharma Corporation (the “Company”) pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Holdings, ShangPharma Parent Limited (“Parent”) and ShangPharma Merger Sub Limited (“Merger Sub”) on the terms and subject to the conditions set forth in the Merger Agreement (the “Transaction”). Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement. This agreement is being delivered together with the commitment letter, dated as of the date hereof, from Joint Benefit Group Limited (“Joint Benefit”) to Holdings setting forth its commitment to purchase, on the terms and subject to the conditions set forth therein, certain equity interests of Holdings (the “Joint Benefit Commitment Letter”).

1. Commitments. Each Fund hereby commits, severally but not jointly, to purchase, equity securities of Holdings at or prior to the Effective Time for the amount set forth in the second column opposite its name in Annex 1, on the terms and subject to the conditions specified herein, which Commitments are to be used by Holdings and/or Parent solely for the purpose of funding a portion of the Exchange Fund required to be paid by Holdings and Parent to consummate the Transactions pursuant to and in accordance with the Merger Agreement and payment of a portion of the fees and expenses in connection with the Transaction and the Debt Financing or other transactions related thereto (for each such Fund, such commitment, the “Commitment” the sum of the Commitments under this Agreement, the “Aggregate Commitment”). In the event Holdings and/or Parent does not require an amount equal to the sum of the Aggregate Commitment plus the amount of the commitment under the Joint Benefit Commitment Letter in order to consummate the Merger, then the Aggregate Commitment and the commitment under the Joint Benefit Commitment Letter shall be reduced (i) collectively, to an amount that is sufficient, in combination with the other financing arrangements contemplated by the Merger Agreement, for Holdings, Parent and Merger Sub to consummate the transactions contemplated by the Merger Agreement and payment of all of the fees and expenses in connection with the transactions related thereto, and (ii) such that after giving effect to such reduction, the expected shareholding percentage in Holdings immediately following the Effective Time, on a fully diluted basis, of (x) Founder, ChemExplorer Investment Holdings Limited, ChemPartner Investment Holdings Limited and Joint Benefit Group Limited (collectively, the “Founder Shareholders”), on the one hand, and (y) TPG Star Charisma Limited and TPG Biotech II Charisma Limited (collectively, the “TPG Shareholders”) on the other hand shall be as set forth on Annex 2. Any reduction applied to the Aggregate Commitment shall reduce each Fund’s Commitment in accordance with their respective percentages set forth in Annex 3. Notwithstanding the foregoing, no adjustment to the Aggregate Commitment pursuant to this Section 1 shall result in a reduction of the Aggregate Commitment to an amount that is less than $19,000,000. If the application of this Section 1 would result in the Aggregate Commitment to be less than $19,000,000, then the Aggregate Commitment shall not be reduced further and any remaining reduction shall only be made from the commitment under the Joint Benefit Commitment Letter on a dollar-for-dollar basis.

2. Conditions. Each Fund’s Commitment shall be subject to (i) the execution and delivery of the Merger Agreement by the Company, (ii) the satisfaction or waiver (to the extent permitted under applicable Law) at the Closing of each of the conditions to Holdings’, Parent’s and Merger Sub’s obligations to effect the Closing set forth in Section 7.1 and Section 7.2 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions), (iii) the Debt Financing (or any alternative financing that has been obtained in accordance with, and satisfies the conditions of, Section 6.12(b) of the Merger Agreement) having been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing, and (iv) the Closing occurring substantially simultaneously in accordance with the terms of the Merger Agreement. Each Fund may allocate all or a portion of its investment to (i) one or more direct or indirect wholly owned Subsidiaries of a Fund or any other investment fund managed by TPG Capital Management, L.P., or (ii) subject to the prior consent of Holdings, other Persons, provided that in each case, (a) such allocation shall not relieve any Fund of its obligations hereunder if such Person to which such investment is allocated does not perform, and (b) such Fund’s Commitment hereunder will only be reduced by any amounts actually contributed to Holdings by such Subsidiaries, investment funds or other Persons (and not returned) at or prior to the Closing Date for the purpose of funding a portion of the Exchange Fund, any other amounts required to be paid pursuant to the Merger Agreement and related fees and expenses pursuant to the Merger Agreement.

3. Limited Guaranty. Concurrently with the execution and delivery of this Agreement, the Funds are executing and delivering to the Company a limited guaranty related to certain of Holdings’, Parent’s and Merger Sub’s obligations under the Merger Agreement (the “Limited Guaranty”). The parties agree and acknowledge that the Company’s rights pursuant to clause (ii) of the first sentence of Section 5 hereof, the Company’s rights against Holdings, Parent and Merger Sub pursuant to the Merger Agreement and the Company’s right to assert any other Retained Claim (as defined in the Limited Guaranty) against the Non-Recourse Party(ies) (as defined in the Limited Guaranty) against which such Retained Claim may be asserted as set forth in Section 8 of the Limited Guaranty, shall be, and are intended to be, the sole and exclusive direct or indirect remedies available to the Company against the Funds or any other Non-Recourse Party in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or the negotiation thereof, including in the event Holdings, Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not such breach is caused by such Fund’s breach of its obligations under this Agreement.

4. Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Holdings to enforce, the obligations set forth herein; provided, that the Company is an express third party beneficiary hereof and shall have the enforcement rights provided in Section 5 of this Agreement and no others. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Holdings, the Funds and, to the extent provided in this Section 4, the Company, any rights or remedies under, or by reason of, this Agreement or to confer upon any Person any rights or remedies against any Person other than the Funds under or by reason of this Agreement, except that any Non-Recourse Party may rely on and enforce the provisions of Section 3 hereof.

5. Enforceability. This Agreement may only be enforced by (i) Holdings at the direction of the Funds, or (ii) the Company pursuant to the Company’s right to seek specific performance of Parent’s obligation to enforce each Fund’s obligation to fund its Commitment in accordance with the terms hereof, pursuant to, and subject to, and solely in accordance with, the terms and conditions of, Section 9.11 of the Merger Agreement and those set forth herein. No creditor of Holdings, Parent or Merger Sub (other than the Company to the extent provided herein) shall have any right to enforce this Agreement or to cause Holdings or any other Person to seek to enforce this Agreement against the Funds.

6. No Modification; Entire Agreement. This Agreement may not be amended or otherwise modified without the prior written consent of Holdings, the Funds and the Company. Together with the Merger Agreement, the Limited Guaranty and the Confidentiality Agreement, this Agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the Funds or any of its Affiliates, on the one hand, and Holdings or any of its Affiliates, on the other, with respect to the transactions contemplated hereby. Except as expressly permitted in Section 1 hereof, no transfer of any rights or obligations hereunder shall be permitted without the consent of Holdings and the Funds; provided that Holdings may transfer its rights or obligations under this Agreement to Parent and/or Merger Sub. Any transfer in violation of the preceding sentence shall be null and void.

7. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its affiliates against any other party or its affiliates shall be brought and determined in the courts of the State of New York sitting in the County of New York or the federal courts of the United States of America sitting in the Southern District of New York. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or by .pdf delivered via email), each such counterpart when executed being deemed to be an original instrument, and all such counterparts shall together constitute one and the same agreement.

10. Confidentiality. This Agreement shall be treated as confidential and is being provided to Holdings and the Company solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by Holdings or the Company except with the prior written consent of Holdings in each instance; provided, that no such written consent is required for any disclosure of the existence of this Agreement to (i) the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger (provided, that Holdings or the Company, as applicable, will provide the Funds an opportunity to review such required disclosure in advance of such public disclosure being made) or (ii) Holdings’ or the Company’s Affiliates and Representatives who need to know of the existence of this Agreement.

11. Termination. The obligation of the Funds under or in connection with this Agreement will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which time all such obligations shall be discharged, but subject to the performance of such obligations), (b) the termination of the Merger Agreement pursuant to its terms (unless the Company shall have previously made a claim under clause (ii) of the first sentence of Section 5 hereof, in which case this Agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Funds of any obligations finally determined or agreed to be owed by the Funds, consistent with the terms hereof), (c) the Company, or any duly authorized Person claiming by, through or for the benefit of the Company, accepting all or any portion of the Parent Termination Fee pursuant to the Merger Agreement or accepting any payment from the Guarantor (as defined in the Limited Guaranty) under the Limited Guaranty in respect of such obligations, and (d) the Company or any of its Affiliates, or any Person claiming by, through or for the benefit of the Company, asserting a claim against any Non-Recourse Party under or in connection with the Merger Agreement other than the Company asserting any Retained Claim against any Fund against which such Retained Claim may be asserted pursuant to Section 8 of the Limited Guaranty.

12. No Assignment. The Commitments evidenced by this Agreement shall not be assignable, in whole or in part, by Holdings without the Funds’ prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Funds and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided that Holdings may assign the Commitments under this Agreement to Parent and/or Merger Sub. Any purported assignment of this Agreement or the Commitment in contravention of this Section 12 shall be void.

13. Representations and Warranties. Each Fund hereby represents and warrants with respect to itself to Holdings that (a) it is duly organized, validity existing and in good standing under the laws of its respective jurisdiction of organization, (b) it has all limited partnership, corporate or other organizational power and authority to execute, deliver and perform this Agreement, (c) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by it, (d) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it and (assuming due execution and delivery of this Agreement, the Merger Agreement, and the Limited Guaranty by all parties hereto and thereto), enforceable against it in accordance with the terms of this Agreement (subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)), (e) its Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, and (f) it has uncalled capital commitments or otherwise has available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding.

[Remainder of the page intentionally left blank – signature page follows]

Sincerely,

TPG STAR, L.P.

By:	TPG STAR GenPar, L.P.,

its general partner

By:	TPG STAR GenPar Advisors, LLC,

its general partner

By:	/s/ Ronald Cami

	Name:	Ronald Cami
	Title:	Vice President

[SIGNATURE PAGE TO TPG EQUITY COMMITMENT LETTER]

TPG BIOTECHNOLOGY PARTNERS II, L.P.

By:	TPG Biotechnology GenPar II, L.P.,

its general partner

By:	TPG Biotechnology GenPar II Advisors, LLC,

its general partner

By:	/s/ Ronald Cami

	Name:	Ronald Cami
	Title:	Vice President

[SIGNATURE PAGE TO TPG EQUITY COMMITMENT LETTER]

Agreed to and accepted:

SHANGPHARMA HOLDINGS LIMITED

By:	/s/ Michael Xin Hui
	Name:	Michael Xin Hui
	Title:	Director

By:	/s/ Ronald Cami
	Name:	Ronald Cami
	Title:	Director

[SIGNATURE PAGE TO TPG EQUITY COMMITMENT LETTER]

ANNEX 1

Fund	Amount
TPG Star, L.P.	$14,667,400

TPG Biotechnology Partners II, L.P.	$7,332,600

[Annex 1 to TPG Equity Commitment Letter]

ANNEX 2

Shareholders	Percentage
Founder Shareholders	69.14%

TPG Shareholders	30.17%

[Annex 2 to TPG Equity Commitment Letter]

ANNEX 3

Fund	Percentage
TPG Star, L.P.	66.67%

TPG Biotechnology Partners II, L.P.	33.33%

[Annex 3 to TPG Equity Commitment Letter]